                  ---------------------------------------------

                           CERTIFICATE OF DESIGNATION
                                       OF
                               RTS WIRELESS, INC.

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

                  ---------------------------------------------


                            SERIES A PREFERRED STOCK


           RTS Wireless, Inc., a Delaware corporation (the "Company"), hereby certifies that the following resolution has been duly adopted by the Board of Directors of the Company:

           RESOLVED, that pursuant to the authority expressly granted to and vested in the board of directors of the Company (the "Board") by the provisions of the certificate of incorporation of the Company (as amended, the "Certificate of Incorporation"), there hereby is created, out of the 1,000,000 shares of preferred stock, par value $.01 per share, of the Company authorized by Article 5 of the Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock consisting of 5,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional and other special rights, and the following qualifications, limitations and restrictions:

           1. DESIGNATION AND AMOUNT. The shares of such series shall have a par value of $0.01 per share and shall be designated as "Series A Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 5,000.

           2. RANK. The Series A Preferred Stock shall, with respect to redemption rights and rights on liquidation, winding up, corporate reorganization and dissolution, rank senior to (i) the common stock, par value $0.01 per share, of the Company (the "Common Stock"), and (ii) each other class and series of stock of the Company now authorized, issued or outstanding and
(iii) each other class and series of
equity securities that may be authorized, issued or outstanding in the future and that by its terms does not rank senior to the Series A Preferred Stock (together with the Common Stock, the "Junior Securities").

           3. DIVIDENDS. Except as set forth in the following sentence, no dividends shall be payable on the Series A Preferred Stock. In the event the Company pays, on shares of the Company's Common Stock, any dividend with respect to which no adjustment in the Conversion Price is made pursuant to the provisions of section 5(h) or 5(i)(i), other than a dividend solely to reimburse common stockholders of the Company of record as of the Closing Date (as defined in section 5(g)(i) below) for tax liability incurred by virtue of the Company's status as an "S corporation" for federal, state or local income tax purposes (a "Triggering Dividend"), the Company shall also pay, concurrently with the Triggering Dividend, a dividend on each outstanding share of Series A Preferred Stock in the same currency in which the Triggering Dividend is paid in an amount equal to the amount that would have been payable pursuant to the Triggering Dividend in respect of the number of shares of Common Stock then issuable upon conversion of such shares of Series A Preferred Stock.

           4.    LIQUIDATION.

                 (a) In the event of any liquidation, dissolution or winding up of the Company, including any such event deemed to occur pursuant to section 4(c) as a result of an Exit Acquisition (as defined in section 4(c) below), either voluntary or involuntary, holders of the Series A Preferred Stock shall first be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Junior Securities, out of the assets of the Company, for each share of Series A Preferred Stock, cash in the amount of $1,000.00 (the "Liquidation
Value") plus any accrued but unpaid dividends thereon, but after payment of all outstanding indebtedness and all amounts due on liquidation, dissolution or winding-up in respect of all preferred stock of the Company which by its terms is senior to the Series A Preferred Stock.

           If the assets of the Company available for distribution to the holders of the Series A Preferred Stock as provided above are not sufficient to allow the foregoing distribution, the said assets, if any, shall be distributed solely to the holders of Series A Preferred Stock, pro rata in proportion to their respective holdings of Series A Preferred Stock.

                 (b) After distribution of the Liquidation Value per share with respect to each share of Series A Preferred Stock outstanding plus any accrued but unpaid dividends thereon in accordance with section 4(a), holders of Series A Preferred Stock shall not participate in the distribution of any additional assets or other consideration paid and shall have no rights to convert their shares of Series A Preferred Stock into shares of Common Stock or any other securities of the Company, and such shares of Series A Preferred Stock shall be deemed cancelled regardless of whether such shares have been tendered by the holder thereof to the Company for cancellation.

                 (c) For purposes of this section 4, an Exit Acquisition (as hereinafter defined) shall be included within the meaning of, and shall be deemed to be, a dissolution, liquidation or winding up of the Company, unless the holders of at least a majority of the Series A Preferred Stock outstanding on the record date, or if none, the effective date for such Exit Acquisition, agree in writing that such event shall not be deemed to be a dissolution, liquidation or winding up of the Company (a "Non-Liquidation Election"). For purposes hereof, the term "Exit Acquisition" shall mean (i) subject to the proviso below, a consolidation or merger of the Company with or into any other corporation; (ii) a sale of all or a significant portion of the properties and assets of the Company as an entirety to any other person; or (iii) the acquisition of "beneficial ownership" by any "person" or "group" of voting stock of the Company representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise, PROVIDED, HOWEVER, that the term "Exit
Acquisition" shall not include any reorganization, merger or consolidation involving:

          (x) only a change in the state of incorporation of the Company;

          (y) a merger of the Company with or into a wholly owned subsidiary of the Company that is incorporated in the United States of America; or

          (z) an acquisition whether by merger, reorganization, consolidation or other form of business combination, of which the Company is substantively the surviving corporation and does not involve (in a single transaction or series of interrelated transactions) a transfer of more than 50% of the voting power of the Company.

Anything to the contrary herein notwithstanding, each holder of Series A Preferred Stock shall have the right to convert his shares of Series A Preferred Stock prior to any Exit Acquisition.

                 (d) The Company shall give each holder of Series A Preferred Stock written notice of any dissolution, liquidation or winding up not later than ten days prior to any meeting of stockholders to approve such dissolution, liquidation or winding up or, if no meeting is to be held, not later than 15 days prior to the date of such dissolution, liquidation or winding up.

           5.    CONVERSION.

                 (a) OPTIONAL AND MANDATORY CONVERSION. Prior to the closing of a Qualified Initial Public Offering (as hereinafter defined), each share of Series A Preferred Stock outstanding shall be convertible, at the option of the holder thereof and without the payment of additional consideration by the holder thereof, at any time, into the number of shares of Common Stock determined by dividing the Liquidation Value by the Conversion Price (as hereinafter defined) in effect on the Optional Conversion Date (as hereinafter defined). Promptly after any such conversion, the Company shall pay the holders of the shares of Series A Preferred Stock so converted all accrued but unpaid dividends as of the Optional Conversion Date. Until the initial Conversion Price is adjusted in accordance with the terms of section 5(g) below, the number of shares of Common Stock issuable upon conversion of the 5,000 shares of Series A
Preferred Stock is 425,775 shares.

                 (b) MANDATORY CONVERSION. Upon the closing of a Qualified Initial Public Offering or on such date on which a Qualified Initial Public Offering shall be deemed to have occurred in accordance with the definition thereof (the date of such closing or such deemed occurrence, the "Mandatory Conversion Date"), each share of Series A Preferred Stock outstanding shall be automatically converted, without any action on the part of any person or entity, and without the payment of additional consideration by the holder thereof, into the number of shares of Common Stock determined by dividing the Liquidation Value by the Conversion Price in effect on the date of such closing or deemed occurence. Promptly after any such conversion, the Company shall pay the holders of the shares of Series A Preferred Stock so converted all accrued but unpaid dividends as of the Mandatory Conversion Date. Until the initial Conversion Price is adjusted in accordance with the terms of section 5(g) below, the number of shares of Common Stock issuable upon conversion of the 5,000 shares of Series A Preferred Stock is 425,775 shares.

                 (c) MECHANICS OF OPTIONAL CONVERSION. Holders of Series A Preferred Stock may exercise their optional conversion right in accordance with section 6(a) by telecopying an executed and completed notice of conversion in the form annexed hereto as EXHIBIT A (the "Notice of Conversion") to the Company and delivering the original Notice of Conversion and the certificate representing the Series A Preferred Stock by express courier. Each business day on which a Notice of Conversion is telecopied to and received by the Company along with a copy of the originally executed Series A Preferred Stock certificates in accordance with the provisions hereof shall be deemed an "Optional Conversion Date". The Company will transmit, or instruct its transfer agent to transmit, the certificates representing shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock outstanding (together with the certificates representing the Series A Preferred Stock not so converted) to the holder thereof via express courier, by electronic transfer or otherwise, within three (3) business days after the Optional Conversion Date PROVIDED the Company has received the original Notice of Conversion and Series A Preferred Stock certificate being so converted on the Conversion Date. In addition to any other remedies which may be available to the holders of shares of Series A Preferred Stock, in the event that the Company fails to deliver, or has failed to contact its transfer agent within two (2) business days to deliver, such shares of Common Stock within such three (3) business day period, then, at any time prior to the delivery of such shares of Common Stock by or on behalf of the Company the holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion. The Notice of Conversion and Series A Preferred Stock certificates representing the portion of the Series A Preferred Stock converted shall be delivered as follows:

     To the Company:    RTS Wireless, Inc.
                        51 East Bethpage Road
                        Plainview, New York 11803
                        Attn:  Mr. Alvin L. Ring, Chief Executive Officer
                        Facsimile:  516-939-6189

           (d) NO FRACTIONAL SHARES. No fractional shares of Common Stock or scrip shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional share to which the holder would be entitled but for the provisions of this section 5(d), based on the full number of Series A Preferred Stock held by such holder, the Company shall pay cash in an amount equal to the same fraction of the Conversion Price of one share of Common Stock.

           (e) RESERVATION OF STOCK. The Company shall, at all times when any Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred Stock outstanding.

           (f) RIGHTS. All shares of Series A Preferred Stock outstanding to be converted pursuant to the Notice of Conversion or pursuant to a mandatory conversion shall, on the Optional Conversion Date or the Mandatory Conversion Date, as applicable, be converted into Common Stock for all purposes, notwithstanding the failure of the holder thereof to surrender any certificate representing such shares on or prior to such date. On and after the Optional Conversion Date or Mandatory Conversion Date, as applicable, (i) no such shares of Series A Preferred Stock shall be deemed to be outstanding or be transferable on the books of the Company or the stock transfer agent, if any, for the Series A Preferred Stock, and (ii) the holder of such shares, as such, shall not be entitled to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights thereof, other than the right, upon surrender of the certificate or certificates representing such shares, to receive a certificate or certificates for the number of shares of Common Stock into which such shares have been converted. On the Optional Conversion Date or the Mandatory Conversion Date, as applicable, all such shares shall be retired and canceled and shall not be reissued.

           (g) CONVERSION PRICE; ADJUSTMENTS. The Conversion Price shall be $12.46, provided that (subject to section 5(g)(ii) below) such amount shall be subject to adjustment in the manner hereinafter set forth in section 5(g)(i).

                  (i) SALE OF SECURITIES BELOW CONVERSION PRICE. If at any time after March ___, 2000 (the "Closing Date") the Company shall issue any shares of Common Stock, Convertible Securities (as hereinafter defined), Rights (as hereinafter defined) or Related Rights (as hereinafter defined) (for purposes hereof, collectively, "Securities") without consideration or for a consideration per share or unit less than the Conversion Price in effect immediately prior to the issuance of such Securities, then the Conversion Price in effect immediately prior to each such issuance shall (subject to section 5(g)(ii) below) forthwith be reduced to the quotient obtained by dividing:

                         (A)   an amount equal to the sum of (1) the number of
fully diluted outstanding shares of Common Stock (as defined hereinafter) immediately prior to such issuance of Securities (without giving effect to such issuance) multiplied by the Conversion Price in effect immediately prior to such issuance, and (2) the amount of consideration, if any, received by the Company upon such issuance, by

                         (B)   the total number of fully diluted outstanding
shares of Common Stock immediately after such issuance of Securities, including the number of shares of Common Stock (1) into or for which any such newly issued Convertible Securities are then convertible or exchangeable and (2) issuable upon the exercise of any such Rights or Convertible Securities underlying the Related Rights.

Upon issuance of shares of Common Stock upon conversion of Series A Preferred Stock, no further adjustments shall be made.

                 (ii) CERTAIN TRANSACTIONS FOR WHICH NO ADJUSTMENT WILL BE MADE TO CONVERSION PRICE. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment with respect to the Conversion Price or otherwise relating to the number of shares of Common Stock into which shares of Series A Preferred Stock are convertible as a result of (a) the issuance of shares of Common Stock upon the exercise of options to employees, officers, directors and consultants pursuant to any stock options outstanding on March 8, 2000 (the "Existing Options") or upon the grant or exercise any additional stock options granted to employees, officers, directors and consultants of the Company after March 8, 2000 granting such optionees rights to purchase additional shares of Common Stock (the "Additional Options") in amounts, together with the Exisiting Options, not exceeding 1,500,000 shares of Common Stock; or (b) the issuance of shares of Common Stock in connection with bona fide equipment lease financings, licensing agreements, research and development transactions, acquisitions of businesses or technology, or similar transactions.

                 (iii) CERTAIN DEFINITIONS AND PROCEDURES. For the purpose of this section 6, the following definitions and procedures shall be applicable:

                         (A)   RIGHTS. In the case of the issuance of options,
warrants or other rights to purchase or otherwise acquire Common Stock, whether or not at the time exercisable (for purposes hereof, collectively, "Rights"), the total number of shares of Common Stock issuable upon exercise of such Rights shall be deemed to have been issued at the time such Rights are issued, for a consideration equal to the sum of the consideration, if any, received by the Company upon the issuance of such Rights and the minimum purchase or exercise price payable upon the exercise of such Rights for the Common Stock to be issued upon the exercise thereof, which minimum purchase or exercise price shall be the price payable as of the date of the adjustment pursuant to this section 6.

                         (B)   CONVERTIBLE SECURITIES AND RELATED RIGHTS. In the
case of the issuance of any class or series of stock or any bonds, debentures, notes or other securities or obligations convertible into or exchangeable for Common Stock, whether or not then convertible or exchangeable (for purposes hereof, collectively, "Convertible Securities"), or options, warrants or other rights to purchase or otherwise acquire Convertible Securities (for purposes hereof, collectively, "Related Rights"), the total number of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities or of Convertible Securities underlying such Related Rights shall be deemed to have been issued at the time such Convertible Securities or Related Rights are issued, for a consideration equal to the sum of (I) the consideration, if any, received by the Company upon issuance of such Convertible Securities or Related Rights (excluding any cash received on account of accrued interest or dividends) and (II) (1) in the case of Convertible Securities, the minimum additional consideration, if any, to be received by the Company upon the conversion or exchange of such Convertible Securities or (2) in the case of Related Rights, the sum of (x) the minimum purchase or exercise price payable upon the exercise of such Related Rights for Convertible Securities and (y) the minimum additional consideration, if any, to be received by the Company upon the conversion or exchange of the Convertible Securities issuable upon the exercise of such Related Rights.

                         (C)   CHANGES. On any change in the number of shares of
Common Stock issuable upon the exercise of Rights or Convertible Securities underlying the Related Rights or upon the conversion or exchange of Convertible Securities or on any change in the minimum purchase or exercise price of Rights, Related Rights or Convertible Securities, including, but not limited to, a change resulting from the anti-dilution provisions of such Rights, Related Rights or Convertible Securities, the Conversion Price to the extent in any way affected by such Rights, Related Rights or Convertible Securities shall forthwith be readjusted to be thereafter the Conversion Price that would have been obtained had the adjustment, if any, which was made upon the issuance of such Rights, Related Rights or Convertible Securities been made after giving effect to such change. No further adjustment shall be made in respect of such change upon the actual issuance of Common Stock or any payment of consideration upon the exercise of any such Rights or Convertible Securities underlying the Related Rights or the conversion or exchange of such Convertible Securities.

                         (D)   EXPIRATION OR CANCELLATION. On the expiration or
cancellation of any such Rights, Related Rights or Convertible Securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such Rights, Related Rights or Convertible Securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Rights or Related Rights or the conversion or exchange of such Convertible Securities.

                         (E)   CASH. In the case of the issuance of such
Securities for cash, the amount of consideration received by the Company shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

                         (F)   QUALIFIED INITIAL PUBLIC OFFERING. "Qualified
Initial Public Offering" means a public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, that (a) has (X) a public offering price that, (Y) when mulitplied by the sum of the number of shares of Common Stock outstanding after such offering and the number of shares of Common Stock issuable pursuant to all outstanding options, warrants or other securities then outstanding (including shares issuable pursuant to any underwriter's over-allotment option and any options outstanding under any stock option plan or program of the Company);
(Z) results in a product of not less than $350,000,000 and (b) is underwritten by one or more nationally recognized investment banking firms or a syndicate managed or co-managed by one or more nationally recognized investment banking firms that results in (i) the Company receiving at least
$25 million in gross proceeds and (ii) the Common Stock being traded on the New York Stock Exchange or the Nasdaq National Market; PROVIDED, HOWEVER, that, if the Company's initial public offering does not qualify as a Qualified Initial Public Offering then a Qualified Initial Public Offering shall be deemed to have occurred on the last day of the first period of 20 consecutive trading days on which the Common Stock is traded on the New York Stock Exchange or the Nasdaq National Market that occurs after the Company's initial public offering on which the last trade in the Common Stock occurred at (I) a price that, (II) when multiplied by the sum of the number of shares of Common Stock outstanding on such day and the number of shares of Common Stock issuable pursuant to all outstanding options, warrants or other securities then outstanding (including shares issuable pursuant to any underwriter's over-allotment option and any options outstanding under any stock option plan or program of the Company), (III) results in a product of not less than $450,000,000.

                         (G)   FULLY DILUTED. The "fully diluted outstanding
shares of Common Stock" shall mean, at any time, the sum of the number of shares of Common Stock then outstanding and the number of shares of Common Stock issuable pursuant to any outstanding options, warrants or other securities but only to the extent such options, warrants or other securities are then, or will by their terms within 180 days become, exercisable, convertible or exchangeable for shares of Common Stock.

                 (h) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER, SALE, ETC. In case the Company shall effect a capital reorganization or reclassification of its capital stock or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation in such a way (including, without limitation, by way of consolidation or merger) that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock (collectively for purposes of this section 5(h), a "Covered Event"), then as a condition of such Covered Event, lawful and adequate provision shall be made whereby each share of Series A Preferred Stock outstanding shall, after such Covered Event (but subject to the applicable provisions of section 4 hereof), be convertible into the kind and number of shares of stock or other securities or property of the Company or of the corporation resulting from such Covered Event, or to which assets shall have been sold in such Covered Event, to which the holders of Series A Preferred Stock would have been entitled if they had held the Common Stock issuable upon the conversion of such Series A Preferred Stock on the record date, or, if none, immediately prior to such Covered Event, at the Conversion Price in effect on such date. The provisions of this section 5(h) shall similarly apply to successive Covered Events.

                 (i) STOCK DIVIDENDS, SPLITS, COMBINATIONS AND RECLASSIFICATIONS. If the Company shall (i) declare a dividend or other distribution payable in securities, (ii) split its outstanding shares of Common Stock into a larger number, (iii) combine its outstanding shares of Common Stock into a smaller number, or (iv) increase or decrease the number of shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a merger, consolidation or other business combination in which the Company is the continuing entity), then the Conversion Price in effect immediately prior to such dividend or other distribution, split, combination or reclassification, as the case may be, shall forthwith be proportionally adjusted so that each holder of Series A Preferred Stock shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive had such Series A Preferred Stock been converted immediately prior to the record date for such dividend or other distribution, split, combination or reclassification. Successive adjustments to the Conversion Price shall be made upon each such dividend or other distribution, split, combination or reclassification. Appropriate adjustment of each other per share number stated herein shall aslo be made in the case of any such dividend or other distribution, split, combination or reclassification.

                 (j) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to section 5(g), the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause its principal financial officer to verify such computation and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and setting forth in reasonable detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Conversion Price in effect at such time for the shares of Series A Preferred Stock outstanding; and (iii) the number of shares of Common Stock and the amount, if any, of other property that at such time would be received upon the conversion of the shares of Series A Preferred Stock outstanding.

                 (k) NOTICES OF RECORD DATE. In the event (i) any record date is fixed for the purpose of determining the holders of any class or series of stock or other securities who are entitled to receive any distribution or (ii) of any recapitalization or reorganization of the capital stock of the Company, any merger or consolidation of the Company, or any sale, exchange or other disposition of all or substantially all the assets of the Company or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A Preferred Stock at least thirty (30) days prior to the record date set forth therein a notice setting forth: (i) such record date and a description of such distribution; (ii) the date on which any such recapitalization, reorganization, merger, consolidation, disposition, dissolution, liquidation or winding up is expected to become effective; and (iii) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such recapitalization, reorganization, merger, consolidation, disposition, dissolution, liquidation or winding up.

                 (l) ISSUE TAXES. The Company shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of any shares of Series A Preferred Stock.

                 (m) MINIMUM ADJUSTMENT; NO INCREASE. No adjustment of the Conversion Price shall be made in an amount less than one cent, provided that any adjustment which is not made by reason of this section 5(m) shall be carried forward and shall be taken into account in any subsequent adjustment. Except to the limited extent provided for in sections 5(g)(ii)(C), 5(g)(ii)(D), 5(h) or 5(i), no adjustments of the Conversion Price in accordance with section 5 shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                 (n) CERTAIN ADJUSTMENTS. Notwithstanding the foregoing, if the shares of Series A Preferred Stock have not been converted in accordance with sections 5(a) or 5(b) prior to January 1, 2001 and the Company does not earn revenues of at least $20 million in the calendar year 2000, then the Conversion Price shall be adjusted to $9.79.

           6.    VOTING; PROTECTIVE PROVISIONS.

                 (a) Except as otherwise provided herein or as required by applicable law, the holders of Series A Preferred Stock shall be entitled to vote on all matters on which the holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as the holders of Common Stock, voting together with the holders of Common Stock as a single class. For this purpose, the holders of Series A Preferred Stock shall be given notice of any meeting of stockholders as to which the holders of Common Stock are given notice in accordance with the bylaws of the Company. As to any matter on which the holders of Series A Preferred Stock shall be entitled to vote, each holder of Series A Preferred Stock shall have a number of votes per share of Series A Preferred Stock held of record by such holder on the record date for the meeting of stockholders, if such matter is subject to a vote at a meeting of stockholders, or on the effective date of any written consent, if such matter is subject to a written consent of the stockholders without a meeting of stockholders, equal to the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible on such record date or effective date, as the case may be, in accordance with section 5.

                 (b) The consent of the holders of at least a majority (or such greater number as may then be required by law) of all the shares of Series A Preferred Stock at the time outstanding, given in person or by proxy, by a vote at a meeting called for the purpose at which the holders of shares of Series A Preferred Stock shall vote together as a separate class, or by written consent in lieu thereof, shall be necessary for authorizing, effecting or validating:

                         (i)    any action that alters in any manner the
designations, powers, rights, preferences or privileges of, or the qualifications, limitations or restrictions of, the Series A Preferred Stock;

                         (ii)   any amendment to or waiver of any provisions of
the Certificate of Incorporation or By-laws of the Company relating to, or that would adversely affect the Series A Preferred Stock;

                         (iii)  the authorization or issuance of any class or
series of stock ranking senior to or on a parity with the Series A Preferred Stock;

                         (iv)   any transaction between the Company and any
person (the "Subject Person") that controls, is controlled by or is under common control with the Subject Person (and for this purpose, "control" means the power to control the management and policies of the Controlled person whether by ownership of voting securities, contract or otherwise), other than
(I) any transaction disclosed in writing to the initial holder of the Series A Preferred Stock in the Company Disclosure Schedule to the Securities Purchase Agreement pursuant to which such initial investor purchased its shares of Series A Preferred Stock, (II) any transaction between the Company and its stockholders generally, (III) transactions relating to the employment of executives of the Company (including employment and indemnification agreements for executives reflecting terms and conditions customary for executives of similarly situated companies), (IV) indemnification agreements for directors and (V) compensation of independent directors and reimbursement of expenses of directors incurred in attending board meetings and (VI) any transaction with or involving the initial holder of Series A Preferred Stock or any of its affiliates;

                         (v)    the payment of dividends or other distributions
on, or redemptions of, any equity securities of the Company;

                         (vi)   any transaction that will result in the
holders of the securities of the Company entitled to vote in the election of directors immediately prior to such transaction having the right to elect fewer than one-half of the directors of the Company or other resulting entity immediately after the transaction; or

                         (vii)  any material change in the nature of the
Company's business.

           7. CANCELLATION OF DESIGNATED SHARES. Upon payment of the liquidation preference with respect to any oustanding share of Series A Preferred Stock pursuant to section 4 or upon conversion of any outstanding share of Series A Preferred Stock pursuant to section 5, as applicable, such share shall be automatically cancelled and shall no longer be designated as a share of Series A Preferred Stock and shall thereafter be available for issuance as an undesignated share of the Company's Preferred Stock until designated in accordance with the Certificate of Incorporation and applicable law.

           IN WITNESS WHEREOF, the Company has caused this certificate of designation to be signed by its President this 29 day of March 2000.


                                      RTS WIRELESS, INC.


                                      By: /s/ Alvin L. Ring
                                          -------------------------------
                                          Name:  Alvin L. Ring
                                          Title: President

                                                                       EXHIBIT A
                                                 [To Certificate of Designation]

                              NOTICE OF CONVERSION

                    (To Be Executed By The Registered Holder
            In Order To Convert Shares Of Series A Preferred Stock)

         The undersigned hereby irrevocably elects to convert ______ shares of the Series A Preferred Stock (the "Series A Preferred Stock") of RTS Wireless, Inc., a Delaware corporation (the "Company"), into shares of the common stock of the Company in accordance with the terms and conditions set forth in the Certificate of Designation relating to the Series A Preferred Stock.


                                              ----------------------------------
                                              Signature


                                              ----------------------------------

                                              ----------------------------------
                                              Address

Date:_____________ __, _______.